Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2009 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--May 4, 2009--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $146,000 or $0.17 per diluted share for the first quarter of 2009, compared to $127,000 or $0.15 per diluted share for the first quarter of 2008. Total assets were $260 million on March 31, 2009 compared to $220 million on March 31, 2008, an increase of $40 million or 18%.

On March 31, 2009, loans outstanding were $181 million, an increase of $14 million, or 8%, over a year ago. With a loan loss provision of $52,000 during the quarter, the Company’s allowance for loan losses at March 31, 2009 was 1.14% of total loans. The profile of the Company’s loan portfolio remains relatively low-risk. On March 31, 2009, 71% of total loans were conventionally underwritten residential mortgages and consumer home equity lines and loans. The Company had non-accrual loans totaling $911,000, equal to 0.50% of total loans, on March 31, 2009. Loans 30 days or more delinquent totaled $2.0 million, or 1.12% of total loans. The Company’s exposure to commercial real estate loans is relatively conservative. Total exposure to builder and land development loans and non-owner occupied commercial real estate was $13.8 million on March 31, 2009, equal to 8% of total loans and 66% of total capital.

Total deposits on March 31, 2009 were $237 million, an increase of $38 million or 19% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $13 million or 10% and Time Deposits increased by $25 million or 38%. At quarter-end, 15% of total deposits were in non-interest bearing demand accounts, 47% were in low-cost savings and NOW accounts, and 38% were in time deposits.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $2,297,000 in the first quarter compared to $2,187,000 a year ago, an increase of 5%. Net interest and dividend income increased by $120,000, or 6%. This increase was driven by the 18% growth in the balance sheet. Income from fees, services, and other sources (noninterest income) decreased by $10,000, or 3%. A $14,000 increase in investment services income was offset by a decline in service charge income.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.49% for the first quarter of 2009, compared to 3.93% for the first quarter of 2008. The primary cause of this decline was the much lower level of interest rates in the first quarter of 2009 compared to the first quarter of 2008. Over this past year, the Prime Rate has dropped from 6.50% in January of 2008 to its current level of 3.25%.

Total non-interest expense for the first quarter increased by $149,000, or 8%, compared to a year earlier. The majority of this increase was in professional fees and other expenses, which together increased by a total of $141,000. Legal fees and FDIC insurance premiums were the individual categories that experienced the largest increases. Premises and equipment expense in the first quarter of 2009 declined in comparison to the first quarter of 2008 due to the Company’s market delivery network restructuring completed in 2008.

On March 27, 2009 the Company raised $4 million in Tier 1 capital through a preferred stock issuance to the U.S. Treasury through its Capital Purchase Program. Capital levels for the Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 3/31/09
	The Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	8.26%	5.00%
Tier 1 Risk-Based Capital Ratio	12.60%	6.00%
Total Risk-Based Capital Ratio	13.85%	10.00%

“Despite a continuation through the first quarter of the economic slowdown that began over a year ago, deposit and loan growth at the Simsbury Bank has been strong,” said Martin J. Geitz, The Simsbury Bank & Trust Company President & CEO. “In the past three months alone, deposits have grown by $16 million, or 7%, a clear indication that Simsbury Bank’s market area views it as a strong, vibrant, well-capitalized banking partner during this time of great economic uncertainty. The very low level of short-term interest rates, including bank prime lending rates, continues to influence earnings at all financial institutions. Though we have seen an increase in loan delinquencies over the past several months, the overall quality of our loan portfolio remains excellent. Through this difficult economic period, our mission remains the same. We continue to focus on increasing shareholder value by building profitable banking relationships, diversifying our sources of revenue, and serving our customers’ full range of financial services needs.”

The Simsbury Bank & Trust Company is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $260 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury Connecticut; a Business Office in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. The stock of the Bank’s parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank’s website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for per share amounts)

	3/31/2009	12/31/2008	3/31/2008
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$11,490	$11,392	$11,600
Interest-bearing deposits with Federal Home Loan Bank	271	116	3,462
Federal funds sold	10,107	1,800	11,938
Money market mutual funds	9,537	3,027	87
Cash and cash equivalents	31,405	16,335	27,087

Interest-bearing time deposits with other banks	5,355	7,320	-
Investments in available-for-sale securities (at fair value)	35,363	32,997	22,376
Federal Home Loan Bank Stock, at cost	631	631	631

Loans outstanding	181,259	180,091	166,672
Less allowance for loan losses	2,061	2,017	2,009
Loans, net	179,198	178,074	164,663

Premises and equipment	796	846	1,154
Accrued interest receivable	889	836	741
Bank owned life insurance	3,717	1,204	1,842
Other assets	2,579	2,513	1,552
Total other assets	7,981	5,399	5,289

TOTAL ASSETS	$259,933	$240,756	$220,046

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$36,814	$38,288	$39,611
Savings and NOW deposits	110,399	98,264	94,768
Time deposits	90,014	84,327	65,144
Total deposits	237,227	220,879	199,523

Federal Home Loan Bank advance	-	1,000	-
Securities sold under agreements to repurchase	723	577	2,104
Other liabilities	1,074	1,454	1,078
Total liabilities	239,024	223,910	202,705

Stockholder's equity:
Preferred Stock	3,770	-	-
Warrant Preferred Stock	230	-	-
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 864,976 shares on 3/31/09 and 12/31/08;
851,896 on 3/31/08	9,343	9,328	9,018
Retained earnings	7,688	7,543	8,730
Accumulated other comprehensive loss	(122)	(25)	(407)
Total stockholders' equity	20,909	16,846	17,341

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$259,933	$240,756	$220,046

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the Quarter Ended
	3/31/2009	12/31/2008	3/31/2008
Interest and dividend income
Interest and fees on loans	$2,408	$2,484	$2,394
Investment securities	422	292	316
Federal funds sold and overnight deposits	5	19	41
Total interest and dividend income	2,835	2,795	2,751

Interest expense
Deposits	815	774	848
Repurchase agreements	3	4	11
Federal Home Loan Bank advances	7	14	2
Total interest expense	825	792	861

Net interest and dividend income	2,010	2,003	1,890

Provision for loan losses	52	200	100

Net interest and dividend income
after provision for loan losses	1,958	1,803	1,790

Noninterest income
Service charges on deposit accounts	102	116	113
Write-down of available-for-sale securities	-	(87)	-
Other service charges and fees	120	140	130
Increase in cash surrender value
of life insurance policies	13	12	24
Gain on loans sold	3	-	-
Investment services fees and commissions	30	16	16
Other income	19	9	14
Total noninterest income	287	206	297

Noninterest expense
Salaries and employee benefits	1,047	1,141	1,031
Premises and equipment	373	406	409
Impairment of operating lease	-	299	-
Advertising and promotions	80	105	64
Forms and supplies	40	34	38
Professional fees	108	211	28
Directors fees	33	45	33
Correspondent charges	66	68	53
Postage	25	28	28
Other expenses	267	337	206
Total noninterest expense	2,039	2,674	1,890

Income (loss) before income taxes	206	(665)	197

Income tax provision (benefit)	60	(951)	70

Net income	$146	$286	$127

Average shares outstanding, basic	864,976	864,976	851,028
Net income per share, basic	$0.17	$0.33	$0.15

Average shares outstanding, assuming dilution	864,976	865,276	859,006
Net income per share, assuming dilution	$0.17	$0.33	$0.15

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
Fax: 860-408-4679
abisceglio@simsburybank.com